EXHIBIT 10.8

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$35,000.00

Type of Meeting	Amount Paid per Meeting
Board Meeting	$3,500.00
Special Meeting	$3,500.00
Telephonic Board Meeting	$1,000.00
Compensation & Nominating Committee Meeting	$1,500.00
Audit Committee Meeting	$3,000.00
Executive Committee Meeting	$3,500.00
Additional Fee for Chairperson (except Audit)	$1,500.00
Additional Fee for Audit Committee Chairperson	$2,000.00